Exhibit 99.2

SECURED PROMISSORY NOTE

$311,896.00	April 1, 2021

FOR VALUE RECEIVED ABCO Energy, Inc., a Nevada corporation ("Maker"), unconditionally promises to pay to the order of Absaroka Communications Corporation, a Wyoming corporation, ("Holder") at the following address: 109 East 17th Street, #410, Cheyenne, Wyoming 82001 or such other place as Holder may from time to time designate in writing, the principal of $(311,896.00)Three hundred eleven thousand eight hundred ninety six Dollars in lawful money of the United States of America, or, if less, the amount of all sums due and owing to the Holder, together with accrued but unpaid interest thereon as provided herein.

1.	Interest Rate and Payments.

a.    The unpaid principal amount of this Secured Promissory Note (this "Note") shall bear interest at a fixed rate per annum equal to twelve percent (12.00%). This Note is due and payable on demand together with all accrued interest. The Lender may grant reasonable extensions of the due date at his sole discretion. The Borrower reserves the right to prepay all or any part of the principal at any time during the terms of this note without penalty. Each payment shall be applied first to the payment of interest due hereon and the balance if any shall be applied to the reduction of principal.

b.    Notwithstanding the foregoing, the Maker shall pay to the Holder all outstanding principal, accrued interest, and all other amounts owed hereunder upon the acceleration of the amounts owing under this Note due to a Default under Section 3 below.

c.    If the due date for any payment under this Note falls on a Saturday, Sunday, or legal holiday, then such due date shall be extended to the next business day.

d.    All payments to be made by Maker to Holder shall be deemed received by Holder only upon Holder's actual receipt of same. All amounts payable hereunder shall be paid in lawful money of the United States. All payments shall first be charged to any interest accrued and unpaid and the remainder to the reduction of principal.

2.	Security.

(a)    In order to secure the prompt payment of this Note, the Maker hereby grants security interest (the "Security Interest") to Holder in the property as described in Schedule A hereto and which Security Interest shall be perfected by Seller. The Holder, in the discretion, may file one or more financing statements under the Arizona Uniform Commercial Code ["UCC"] and/or the Nevada UCC, naming Maker as a debtor and the Holder, as secured party and indicating the Collateral specified in this Note.

(b)    File Financing Statements. Maker hereby irrevocably authorizes Holder at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction or other jurisdiction of Holder or its subsidiaries any financing statements or documents having a similar effect and amendments hereto that provide any other information required by the Uniform Commercial Code (or similar law of any non-United States jurisdiction, if applicable) of such state or jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Maker is an organization, the type of organization and any organization identification number issue to Maker. Maker agrees to furnish any such information to Holder promptly upon Holder's request.

(c)    Representations and Warranties. Maker represents and warrants to Holder that (a) Maker is the owner of the Collateral and that no other person has any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral, (b) upon the filing of UCC-1 financing statements with the appropriate state office (or an equivalent in the appropriate foreign office), Holder shall have a perfected third-position security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, (c) Maker has received at least a reasonably equivalent value in exchange for entering into this Agreement, (d) Maker is not insolvent, as defined in any applicable state or federal statute, nor will Maker be rendered insolvent by the execution and delivery of this Agreement to Holder; and (e) as such, this Agreement is a valid and binding obligation of Maker.

3.    Default. A default shall be deemed to occur if or upon: (a) Maker fails to timely pay any sum due under this Note; (b) Maker fails to comply with any non-monetary covenant under this Note; (c) Maker commences dissolution and/or liquidation; (d) Maker and/or any guarantor becomes the subject of a voluntary or involuntary bankruptcy proceeding, or is the subject of an assignment for the benefit of creditors; and (e) Maker sells all or substantially all of Maker (and/or its assets); Notwithstanding anything herein to the contrary, upon the occurrence of a default, Holder may elect, in its sole discretion, to accelerate the this Note and declare the entire unpaid principal, accrued interest, and all other sums, immediately due and payable.

4.    Late Charge. If the Maker fails to pay any amount due hereunder within five (5) days following the due date, Maker shall pay a late charge of five percent (5%) of the amount past due. Maker acknowledges and agrees that it would be extremely difficult or impracticable to fix the actual damages resulting from Maker's failure to pay amounts when due, and therefore, Maker shall pay such late charges not as a penalty, but for the purpose of defraying expenses incident to handling amounts past due. Such late charges represent the reasonable estimate of the loss that may be sustained by Holder due to the failure of Maker to timely pay amounts due hereunder. The late charge shall be payable by Maker without prejudice to the rights of Holder to collect any other amounts to be paid under this Note (including, without limitation, interest and costs of collection provided under Paragraph 5, below), and/or Holder's right to accelerate all sums due hereunder pursuant to this Paragraph 4.

5.    Cost of Collection. Maker agrees to pay all costs of collection, all costs of suit, and enforcement of this Note, and all costs in the event Holder is voluntarily or involuntarily made a party to any litigation (including, without limitation, appellate and bankruptcy proceedings) involving in any manner this Note. For purpose of this provision, "costs" shall include without limitation all reasonable attorneys' fees and costs, filing fees, service of process fees, consultants' fees, and experts' fees.

6.    Prepayment. Borrower may prepay all or any portion of this Note at any time during the term of this Note.

7.    Attorney Fees. If any default is made in payment after demand, and such default shall continue for a period of 30 days and Lender uses the services of an attorney in attempting to collect any amount due hereunder or to enforce the terms hereof (whether or not suit be brought), or if Lender becomes a plaintiff or defendant in any legal proceeding relating to this Note or for the recovery or protection of the indebtedness evidenced hereby, Maker, its successors and assigns, shall repay to Lender, on demand, all costs and expenses so incurred, including reasonable attorneys' fees, and those costs, expenses and attorneys' fees incurred after the filing by or against Maker of any proceeding under any chapter of the Bankruptcy Code, or similar federal or state statutes, and whether incurred in connection with the involvement of Holder as creditor in the proceedings or otherwise. All fees and other amounts payable to Holder under this Section are immediately due and payable.

8.    No Oral Amendments. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

9.    Applicable Law; Jurisdiction. Maker acknowledges that this Note was substantially negotiated in the State of Arizona, this Note was signed and delivered in the State of Arizona, all payments under this Note will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Note, the parties hereto expressly submit to the jurisdiction of The Superior Court of the State of Arizona, held in and for Pruna County. Maker consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Maker waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forrun or that venue of the action, suit or proceeding is improper. It is the intent of Maker and Holder that all provisions of this Note shall be governed by and construed under the laws of the State of Arizona, without regard to its conflict of laws principles.

10.    Waiver of Jury Trial. MAKER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS

NOTE. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER, UPON CONSULTATION WITH COUNSEL OF BORROWER'S CHOICE, AND HOLER HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. HOLDER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

11.    Waiver. Maker for itself and for its successors, transferees and assigns and all guarantors, endorsers and signers, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note, or any other agreement made in connection with this Note and notice of the intention to accelerate, the release of any party liable, the release of any security for this Note, the taking of any additional security and any other indulgence or forbearance.

12.    Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth below (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered; (b) delivered by FedEx or UPS or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid; to:

Holder:

Absaroka Communication Corporation

109 East 17th Street, No. 410

Cheyenne, Wyoming 82001

Attn: David Shorey

Maker:

ABCO ENERGY INC.

Attn: David Shorey, President

2505 N. Alvemon Way

Tucson, AZ 85712

Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail.

13.    Severability. If any term, covenant or condition of this Note is held to be invalid, illegal or unenforceable in any respect, this Note shall be construed without such provision. Where appropriate, the singular number shall include the plural, the plural shall include the singular, and the words "Lender" and "Borrower" shall include their respective successors, assigns, heirs, personal representatives, executors and administrators.

14.    Time of the Essence. Time shall be of the essence in the performance of all obligations of Maker hereunder.

15.    Assignment. This Note is not assignable by Maker without the prior written consent of the Party hereto. Except that Holder may freely assign this Note to the individual Sellers.

16.    Authority. Maker, and each person executing this Note on Maker's behalf, represents and warrants to Lender that, by its execution below, Maker has the full power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Maker without exception or limitation.

17.    Interest Rate after Judgment. If judgment is entered against Maker on this Note, the amount of the judgment entered (which may include principal, interest, fees, Late Fees and costs) shall bear interest at the Default Rate.

18.    Relationship. Maker and Holder intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Promissory Note shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co ownership by or between Maker and Holder.

IN WITNESS WHEREOF, Borrower has duly signed this Promissory Note to be effective the day and year first above written.

ABCO ENERGY, INC.

By:  /s/ David Shorey

             President and CEO

SCHEDULE A

TO SECURED PROMISSORY NOTE

All right, title, interest, claims and demands of Maker in and to all of Maker's assets owned as of the date hereof and/or acquired by Maker at any time while the Obligations are still outstanding, including without limitation, the following property:

1.	All equity interests in all wholly-owned subsidiaries of Maker;

2.	All customer accounts;

3.    All goods and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, growing equipment, computer equipment, office equipment, machinery, containers, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the forgoing, wherever located;

4.    All inventory now owned or hereafter acquired, including, without limitations, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Maker's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Maker's books relating to any of the foregoing;

5.    All accounts receivable, contract rights, general intangibles, healthcare insurance receivables, legal claims, payment intangibles and commercial tort claims, now owned or hereafter acquired, including, without limitations, all software and computer programs including source code, methods, goodwill, license agreements, information, any and all other proprietary rights, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media, and all rights corresponding to all of the foregoing throughout the world, now owned and existing or hereafter arising, created or acquired;

6.    All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Maker arising out of the sale or lease of goods, the rendering of services by Maker (subject, in each case, to the contractual rights of third parties to require funds received by Maker to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Maker and Maker's books relating to any of the foregoing;

7.    All documents, cash, deposit accounts, letters of credit, letter of credit rights, supporting obligations, certificates of deposit, instruments, chattel paper, electronic chattel paper, tangible chattel paper and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Maker's books relating to the foregoing;

8.    All other assets, goods and personal property of Maker, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired; and

9.    Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds and products thereof, including, without limitation, insurance, condemnation, requisition or similar payments and the proceeds thereof.

Notwithstanding the foregoing, and for the avoidance of doubt, the foregoing shall expressly exclude (i) all Intellectual Property of Maker, (ii) any lease, license or contract to which Maker is a party, or any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any person acting on behalf of a governmental authority) of which Maker is the owner or beneficiary, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in the abandonment, invalidation or unenforceability of the right, title or interest of such Maker there or a breach or termination pursuant to the terms of, or a default under, such lease, license or contract or such license, consent, permit, variance, certification, authorization or approval (other than, to the extent that any such term would be rendered ineffective pursuant to Section 9-406m 9-407, 9-408 or 9- 409 of the UCC); and (iii) any equipment owned by Maker on the date hereof or hereafter acquired that is subject to a purchase money lien or a lien securing a capitalized lease obligation.